Exhibit 99.1
Contact:
John L. McManus
President and Chief Operating Officer
(949) 481-9825

Aeolus Pharmaceuticals Announces Fiscal Year 2006 Financial Results

Laguna Niguel, California, December 15, 2006 -- Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS.OB) announced today financial results for the three months and twelve months ended September 30, 2006. The Company reported a net loss of $214,000, or $0.01 per share, compared to a loss of $1,653,000, or $0.12 per share, for the three months ended September 30, 2005, a decrease of 87%. Results for the three months ended September 30, 2006 included a $1,211,000 gain from the decrease in the fair value of common stock warrants. For its fiscal year ended September 30, 2006, the Company reported a net loss attributable to common shareholders of $5,809,000, or $0.31 per share, for the fiscal year ended September 30, 2006, compared to a loss of $6,905,000, or $0.49 per share, for the fiscal year ended September 30, 2005, a decrease of 16%.

“We continued to make significant progress in Fiscal 2006 and look forward to even more accomplishments in the upcoming year”, stated John L. McManus, President and Chief Operating Officer. “We successfully completed our phase 1 multiple dose study of AEOL 10150 in ALS; we continued to advance the Aeolus Pipeline Initiative and we have made progress in our effort to launch a new clinical trail for AEOL 10150 as a protector of healthy normal cells in radiation therapy.”

Fiscal 2006 research and development expenses were lower than fiscal 2005 as the Company shifted its operational focus and R&D spending during fiscal year 2006 to conducting the Phase I multiple dose clinical trial and the advancement of the Aeolus Pipeline Initiative. During fiscal year 2005, our primary operational focus and R&D spending was on preclinical pharmacology and toxicology tests on our lead compound, AEOL 10150, and the launch of our Phase I single dose clinical trial. In addition, we closed our North Carolina laboratory facilities in 2005 reducing occupancy expenses during fiscal year 2006 when compared to fiscal year 2005. Offsetting these declines in fiscal year 2006 were increased patent fees as a result of some of our patents entering the international validation phase. For the quarter ended September 30, 2006, research and development spending was $803,000, compared to $894,000 during the same quarter in the prior year.

General and administrative expenses were significantly lower in fiscal 2006 compared to fiscal 2005 due to a decline in employment costs and rent expenses offset by a higher level of consulting, legal and accounting fees. For the quarter ended September 30, 2006, general and administrative expenses were $646,000, a reduction from $132,000 for the quarter ended September 30, 2005. During fiscal year 2006, the Company’s administration and accounting activities were outsourced while during the same period in 2005, employees performed these functions. This change resulted in a higher level of consulting fees and a lower level of employment costs during fiscal year 2006. Legal and accounting fees increased during fiscal year 2006 as a result of the Company’s increased regulatory compliance responsibilities. Occupancy costs decreased during fiscal year 2006 compared to the prior year as the Company closed its administrative offices in August 2005 and outsourced all of its administration functions.

During fiscal 2006, CPEC LLC, received a milestone payment and equity consideration from ARCA Discovery, Inc., a privately held cardiovascular-focused company (“ARCA”). In 2003, CPEC LLC (“CPEC”), of which we own 35%, out-licensed all rights to a potential therapeutic compound referred to as “bucindolol” to ARCA. During fiscal 2006, CPEC agreed to modify the license agreement between CPEC and ARCA and received 400,000 shares of ARCA common stock as consideration for the amendment. In addition, during fiscal 2006, CPEC received a milestone payment of $1,000,000 as a result of ARCA completing a financing. We recorded $433,000 of income during fiscal 2006 as a result of our equity ownership of CPEC LLC.

In connection with the private placements completed in November 2005 and June 2006, accounting guidance required that the common stock warrants issued in the private placements be carried as a liability until such time as the shares to be issued upon exercise of the warrants were registered with the Securities and Exchange Commission. The warrants were valued using Black-Scholes option pricing model, were revalued at each balance sheet date, and were reclassified to equity upon the Securities and Exchange Commission declaring the respective registration statements effective. The change in fair value of the warrant was charged to the statement of operations, and during fiscal year 2006, the fair value of the warrant increased by $604,000. The warrant liability and revaluations did not have any impact on the Company’s working capital, liquidity, or business operations.

As of September 30, 2006, the Company had $3,324,000 in cash and cash equivalents and 29,265,000 shares outstanding.

About Aeolus Pharmaceuticals

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation. AEOL 10150 is a patented, small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species, or free radicals. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds. Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ catalytic antioxidants are believed to have a broad range of potential therapeutic uses.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Annual Report on Form 10-K for the year ended September 30, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.
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AEOLUS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue
Grant income	$-	$16	$92	$252

Costs and expenses:
Research and development	803	894	3,480	4,515
General and administrative	646	778	2,216	2,674
Total costs and expenses	1,449	1,672	5,696	7,189

Loss from operations	(1,449)	(1,656)	(5,604)	(6,937)
Equity in income of CPEC LLC	-	-	433	-
Decrease (increase) in fair value of common stock warrants	1,211	-	(604)	-
Other income	-	-	53	-
Interest income (expense), net	24	3	(6)	32

Net loss	(214)	(1,653)	(5,728)	(6,905)

Preferred stock dividend accreted	-	-	(81)	-

Net loss attributable to common stockholders	$(214)	$(1,653)	$(5,809)	$(6,905)

Net loss per weighted share attributable to common stockholders:
Basic and diluted	$(0.01)	$(0.12)	$(0.31)	$(0.49)

Weighted average common shares outstanding:
Basic and diluted	29,227	14,008	18,926	8,388

Selected Balance Sheet Items:
(in thousands)
	September 30, 2006	September 30, 2005

Cash and cash equivalents	$3,324	$626
Total assets	$3,554	$937
Stockholders' equity	$1,707	$(932)